                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 6th day of May, 2003 between Idenix Pharmaceuticals Inc., a corporation domesticated under the laws of the State of Delaware (together with its successors and assigns, the "Company") and Dr. Jean-Pierre Sommadossi (the "Employee").

                  WHEREAS, the Employee is currently serving as the Chairman of the Board of Directors of the Company (the "Board") and as Chief Executive Officer of the Company and the Company wishes the Employee to continue in such positions;

                  WHEREAS, the Employee is a shareholder of the Company and a holder of options to purchase shares of the Company's capital stock;

                  WHEREAS, Novartis Pharma AG, a corporation organized under the laws of Switzerland, has entered into a Stock Purchase Agreement with the Company, dated as of March 18, 2003 (the "Purchase Agreement") pursuant to which Novartis Pharma AG will acquire a majority of the fully diluted outstanding shares of the Company from the shareholders and option holders of the Company, including the Employee; and

                  WHEREAS, the consummation of the transactions contemplated by the Purchase Agreement is conditioned upon the Employee entering into an employment agreement upon the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein and in the Purchase Agreement, the Company and the Employee (individually, a "Party" and, together, the "Parties") hereto agree as follows:

1.       EMPLOYMENT PERIOD

                  Commencing upon the closing date under the Purchase Agreement (the "Effective Date"), the Company shall employ the Employee, and the Employee shall serve the Company, under the terms of this Agreement for a term of five
(5) years ending on fifth anniversary of the Effective Date (the "Term"), provided, however, that the Term shall automatically renew for successive one-year terms, unless either Party gives written notice to the other party not less than 90 calendar days prior to the expiration of any such term that such Party is electing not to so extend the Term. Notwithstanding the foregoing, the Employee's employment hereunder may be terminated at any time, subject to
Section 4 and Section 5 hereof, following the

Effective Date. The period of time during which the Employee is employed hereunder shall be referred to herein as the "Employment Period."

2.       DUTIES AND STATUS; PLACE OF EMPLOYMENT

                  During the Employment Period, the Employee shall serve as the Chairman of the Board and as Chief Executive Officer of the Company and shall be responsible for the general management of the affairs of the Company. As Chairman and Chief Executive Officer, the Employee shall have all authorities, duties and responsibilities customarily associated with such positions and shall not be assigned duties that are materially inconsistent with his ability to discharge the foregoing duties and responsibilities. The Employee in carrying out his duties under this Agreement shall report solely and directly to the Board. During the Employment Period, the Employee agrees to devote substantially all of the Employee's business time, efforts and skills to the performance of the Employee's duties and responsibilities under this Agreement, provided, however, that the Employee shall be permitted to (A) serve on the boards of directors of a reasonable number of other corporations (with the concurrence of the Board), (B) serve on the boards of a reasonable number of trade associations and/or charitable organizations, (C) engage in charitable activities and community affairs and (D) manage his personal and family investments and affairs, provided that such activities do not materially interfere with the effective discharge of the Employee's duties and responsibilities hereunder. During the Employment Period, the Employee's principal place of employment shall be in the Boston, Massachusetts metropolitan area.

3.       COMPENSATION AND BENEFITS

         A. Salary. During the Employment Period, the Company shall pay to the Employee, as compensation for the performance of the Employee's duties and obligations under this Agreement, an annual base salary of $381,600 ("Base Salary"), payable in accordance with the normal payroll practices of the Company. The Base Salary shall be reviewed annually for additional increases, if any, which in the sole discretion of the Board are merited or necessary to adjust for cost of living increases or to retain a competitive Base Salary for the Employee. After any such increase, the term "Base Salary" as utilized in this Agreement shall thereafter refer to the increased amount. Base Salary shall not be reduced at any time without the express prior written consent of the Employee.

         B. Annual Bonus.

                  (i) During the Employment Period, the Employee shall be eligible for an annual target bonus equal to no less than 40% of the Employee's Base Salary (the "Target Bonus"), based upon criteria established by the Board in consultation with senior management of the Company and payable in such amount if the relevant criteria are met. If such performance goals are exceeded, the Employee shall receive a larger amount of up to 200% of the annual target bonus opportunity. Any annual bonus shall be payable in accordance with the terms of the bonus program established by the Board, provided that any bonus earned shall be paid no later than 90 calendar days after the end of the applicable performance period. The Employee's target bonus opportunity as a percentage of Base Salary may be reviewed periodically for any increase in the discretion of the Board. After any such increase, the term "Target Bonus" as utilized in this Agreement shall thereafter refer to the increased amount. The Target Bonus shall not be reduced at any time without the express prior written consent of the Employee.

                  (ii) In addition to any bonus due pursuant to Section 3.B(i) hereof, on or promptly following the Effective Date, the Company shall pay the Employee a special cash incentive bonus equal to $400,000.

         C. Equity.

                  (i) Waiver. The Employee hereby waives the right under any employment agreement, equity compensation plan, award agreement or any other plan or agreement with respect to the Company to any acceleration of vesting (or lapsing of restrictions) of any options to purchase shares of the Company's capital stock, any restricted shares of the Company's capital stock or any other equity-based awards of the Company held by the Employee on the date hereof (together, the "Equity Awards") that would otherwise be triggered, either directly or indirectly, by the Purchase Agreement or the transactions contemplated by the Purchase Agreement.

                  (ii) Continued Vesting. Subject to paragraph (i) above, any unvested or restricted Equity Awards will continue to vest (or have restrictions lapse) in accordance with the terms of this Agreement or the applicable plan and award agreement, including any provision providing for acceleration of vesting (or lapsing of restrictions) upon any "change in control" of the Company (as defined in the applicable plan or award agreement) that may occur following the consummation of the transactions contemplated by the Purchase Agreement.

                  (iii) Equity Holding Requirement. The Employee agrees not to sell, transfer, pledge or otherwise dispose of any interest in more than 50% of the "Holding Period Shares" until the fifth anniversary of the Effective Date. For purposes of this Agreement, "Holding Period Shares" shall mean the sum of (i) the unrestricted shares of the Company's capital stock owned by the Employee on the date hereof and
         (ii) any shares acquired upon the exercise or vesting of the Equity Awards (other than unrestricted shares included in clause

         (i)). The foregoing restriction shall not apply in the case of (i) Disability (as defined below) of the Employee, (ii) the death of the Employee, (iii) dispositions to a family member, family trust or family-controlled entity for estate planning purposes of the Employee,
         (iv) termination by the Company for any reason other than Cause, (v) termination by the Employee for Good Reason or (vi) dispositions otherwise specifically provided for in the Stockholders' Agreement to be entered into by and among Idenix Pharmaceuticals, Inc., the Preference Holders, and Other Holders named therein, dated May _, 2003 (the "Stockholders' Agreement"), in each such case, whether before or following a Change in Control (as defined in Section 6.C hereof).

                  (iv) New Equity Awards. The Employee shall be eligible to participate in any long-term incentive award program of the Company, including, but not limited to, the Company's 1998 Equity Incentive Plan, as amended from time to time, and any successor thereto. In addition, the Employee shall have an annual performance target equity opportunity to be awarded an option to purchase 100,000 shares of the Company's stock (with such award vesting over 5 years, as to 25% of the shares on the first anniversary on the date of grant and as to the balance on a ratable basis over the remaining 48 months). The actual number of shares granted under such option shall be subject to annual approval by the Company's Board of Directors and conditioned upon the achievement of annual performance targets established by the Board.

         D. Employee Benefits. During the Employment Period, the Employee shall be entitled to participate in all of the employee and fringe benefit plans of the Company in effect during the Employment Period on the same basis as provided generally to other senior-level executives of the Company, subject to, and on a basis consistent with, the participation requirements and other terms and conditions of such plans. The Employee shall be entitled to four (4) weeks vacation per calendar year, subject to such carry-over policy as is approved by the Board. In all events, the Employee shall be entitled to (i) Company-paid life insurance (or self-insurance by the Company) with a death benefit amount of $2 million and (ii) Company-paid disability insurance (or self-insurance by the Company) with an aggregate benefit amount of $2 million, with either policy being payable in a lump-sum or as an annuity.

         E. Business Expenses. During the Employment Period, the Company shall promptly reimburse the Employee for all appropriately documented, reasonable business expenses incurred by the Employee in the performance of the Employee's duties under this Agreement, in accordance with the Company's policies.

4.       TERMINATION OF EMPLOYMENT

         A. Termination by the Company. The Company shall have the right to terminate the Employment Period and the Employee's employment hereunder for any reason at any time, including for any reason that does not constitute Cause, subject to the consequences of such termination as provided in this Agreement. For purposes of this Agreement, and subject to the Employee's opportunity to cure as provided below, the Board shall have "Cause" to terminate the Employee's employment hereunder if such termination shall be the result of: (i) the Employee's willful and repeated failure to substantially perform his duties hereunder after written notice from the Board describing such failure; (ii) the Employee's willful commission of, or willful participation in, an act of material fraud or embezzlement against the Company or its affiliates; (iii) the Employee's willful and material violation of Section 7 hereof, which is not corrected within 30 calendar days after receipt of written notice from the Company stating the actions constituting such alleged violation and the steps the Employee must take to correct such alleged violations; or (iv) the Employee's conviction of, or plea of nolo contendere to, a charge of commission of a felony. For purposes of this definition of "Cause," no act, or failure to act, on the part of the Employee shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Company.

         B. Termination by the Employee. The Employee shall have the right to terminate the Employment Period for any reason at any time, including for any reason that does not constitute Good Reason, subject to the consequences of such termination and the Employee's covenants as provided in this Agreement and such termination shall not be deemed to be a breach of this Agreement. For purposes of this Agreement, and subject to the Company's opportunity to cure as provided below, the Employee shall have "Good Reason" to terminate the Employee's employment hereunder if such termination shall be the result of the following, without the Employee's prior written consent: (i) any adverse change in the Employee's titles; (ii) a reduction in the Employee's Base Salary or the target equity amount or target bonus percentage; (iii) the failure to elect or reelect the Employee to the positions of Chairman of the Board and Chief Executive Officer of the Company or as a member of the Board or the removal of the Employee from such positions; (iv) a change in reporting structure such that the Employee reports to someone other than the Board; (v) a material diminution in the Employee's authority, duties or responsibilities as set forth in Section 2 hereof; (vi) a relocation of the Employee's current primary place of employment to a location more than 40 miles from the Employee's current primary place of employment; (vii) any other material breach by the Company of this Agreement, which breach adversely affects the Employee and is not promptly cured after the Employee's delivery of a written notice of such breach to the Company; (viii) any purported termination of the Employee's employment by the Company or the Board that is not effected in accordance with the applicable provisions of this Agreement; or (ix) the failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 15 calendar days after a merger, consolidation, sale or similar transaction.

         C. Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate the Employee's employment for Cause and the Employee's right to terminate the Employee's employment for Good Reason that (1) the party (which in the case of a termination for Cause shall be the Board) seeking the termination shall first have given the other party written notice stating with reasonable specificity the reason for the termination ("breach"), (2) if such breach is susceptible of cure or remedy, a period of 30 calendar days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period and (3) in the case of a termination for Cause, if the Employee fails to cure such neglect or conduct within such 30-day period, the Employee has an opportunity to be heard before the full Board and, after such hearing, there is a vote of three-quarters (3/4) of the Board (not including the Employee) to terminate him for Cause.

         D. Termination Upon Death or Disability. The Employment Period and the Employee's employment hereunder shall be terminated by the death of the Employee. The Employment Period and the Employee's employment hereunder may be terminated by the Company or the Employee if the Employee shall be rendered incapable of performing the Employee's duties to the Company by reason of any medically determined physical or mental impairment that can reasonably be expected to result in death or has lasted for a period of six (6) or more consecutive months from the first date of the Employee's absence due to the disability (a "Disability").

         E. Expiration of Term. The Employment Period shall terminate upon the expiration of the Term. Any continuation of the Employee's employment beyond the expiration of the original Term or any extended Term shall not be subject to the terms and conditions of this Agreement, except that the "Inventions Agreement" set forth as Exhibit A shall survive the Term and the expiration of the Employment Period, and Sections 7 and 9 hereof shall survive in accordance with their terms for the periods specified therein.

5.       CONSEQUENCES OF TERMINATION

         A. Without Cause; For Good Reason. In the event of a termination of the Employee's employment during the Employment Period by the Company other than for Cause or by the Employee for Good Reason (a "Covered Termination"), the Company shall provide the Employee with the following:

                  (i) payment of a cash lump-sum amount equal to the sum of two (2) times (x) the Employee's Base Salary and (y) the greater of (1) Target Bonus or (2) the bonus earned by the Employee for the year preceding the year in which termination of employment occurs, payable as soon as practicable following the termination of employment and the expiration of the revocation period in the Employee Release (as defined in Section 8 hereof);

                  (ii) for the year in which termination occurs, a pro-rata Target Bonus determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days that the Employee was employed in the applicable performance period and the denominator of which shall be the number of days in the applicable performance period ("Pro-Rata Target Bonus"), payable as soon as practicable following the termination of employment and the expiration of the revocation period in the Employee Release;

                  (iii) for the year in which termination occurs, a pro-rata target equity award determined by multiplying the target equity award set forth in section 3.C(iv) hereof by a fraction, the numerator of which is the number of days that the Employee was employed in the applicable performance period and the denominator of which shall be the number of days in the applicable performance period ("Pro-Rata Equity Award") with such award being granted as soon as practicable following the date of termination and the expiration of the revocation period in the Employee Release;

                  (iv) immediate vesting and exercisability of all outstanding equity awards, including any Equity Awards and the Pro-Rata Equity Award, upon a Covered Termination, with any equity awards that are stock options remaining exercisable for 24 months following the date of a Covered Termination (or until the expiration of the term of the option, if earlier);

                  (v) continued coverage for the Employee and the Employee's eligible dependents under all group medical, dental and life insurance coverages that are provided to employees of the Company generally for a period of 24 months following a Covered Termination, with such coverage to be at the Company's cost (subject to standard employee contribution requirements). Any such coverage shall be discontinued in the event that the Employee obtains substitute coverage from subsequent employment or service during such 24-month period; and

                  (vi) payment of (x) any earned but unpaid amounts as of the date of termination, including, but not limited to, Base Salary through the date of termination, reimbursement of business expenses and any incentive awards earned for performance periods that have ended,
         (y) any compensation previously deferred by the Employee together with any vested Company matching contributions and (z) any accrued but unpaid vacation days under Company policy through the date of termination ("Accrued Obligations"), payable as soon as practicable following such termination.

         B. Death or Disability. In the event the Employee's employment with the Company is terminated on account of death or Disability during the Employment Period, the Company shall provide the Employee (or his estate or legal representative, as the case may be) with such death or disability benefits as are provided under the death and disability plans that are available to employees of the Company generally on the date of termination. In addition, the Employee (or his estate or legal representative, as the case may be) shall be entitled to:

                  (i) in the case of Disability, payment of 60% of Base Salary per year until the Employee reaches age 65 (with such payment obligation offset by any amounts the Employee receives from any insurance plan or policy of the Company);

                  (ii) the Pro-Rata Target Bonus, payable as soon as practicable following the date of termination and, if applicable, the expiration of the revocation period in the Employee Release;

                  (iii) granting of the Pro-Rata Equity Award as soon as practicable following the date of termination and, if applicable, the expiration of the revocation period in the Employee Release;

                  (iv) immediate vesting and exercisability of all outstanding equity awards, including any Equity Awards and the Pro-Rata Equity Award, upon such termination of employment, with any equity awards that are stock options remaining exercisable for 24 months following the date of termination (or until the expiration of the term of the option, if earlier);

                  (v) continued coverage for the Employee (in the case of Disability) and the Employee's eligible dependents under all group medical, dental and life insurance coverages that are provided to employees of the Company generally for a period of 12 months following such termination, with such coverage to be at the Company's cost (subject to standard employee contribution requirements). Any such coverage shall be discontinued in the event that the Employee obtains substitute coverage from subsequent employment or service during such 12-month period; and

                  (vi) payment of Accrued Obligations as soon as practicable following the termination of employment.

         C. Other Termination. In the event that the Employee's employment with the Company is terminated during the Employment Period (i) by the Company for Cause or (ii) by the Employee other than for Good Reason or Disability, the Employee shall not be entitled to any further payments, compensation or other benefits under this Agreement, except the Employee shall be entitled to (i) payment of Accrued Obligations as soon as practicable following such termination and (ii) treatment of any outstanding equity awards in accordance with the applicable plan or award agreement.

         D. Other Benefits. The benefits payable to the Employee under this Agreement are not in lieu of any benefits payable or entitlements due under any applicable plan, program, policy or arrangement of, or other agreement with, the Company or any affiliate, and upon termination the Employee shall receive such benefits, payments or entitlements, if any, as he may be entitled to receive pursuant to the terms of such plans, programs, policies, arrangements or other agreements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further severance obligations to the Employee or the Employee's beneficiaries upon the Employee's termination of employment.

         E. No Mitigation or Offset. The Employee shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and, except as provided in Section 5.A(v) and Section 5.B(v) hereof, there shall be no offset of the payments or benefits provided in this
Section 5. In addition, except as provided in Section 7.E hereof, the Company's obligation to make any payment pursuant to, or otherwise perform its obligations under, this Agreement shall not be affected by any claim or other right the Company or any affiliate may have against the Employee for any reason.

6.       CHANGE IN CONTROL PROTECTIONS

         A. Termination Within One Year After a Change in Control. If the Employee's employment is terminated by the Company without Cause or the Employee terminates his employment for Good Reason, in each case within one (1) year following a Change in Control and during the Term, in addition to the payments, benefits and entitlements provided pursuant to Section 5.A hereof, the Employee shall also be entitled to an additional lump-sum amount equal to the sum of (x) the Employee's Base Salary and (y) the greater of (1) Target Bonus or (2) the bonus earned by the Employee for the year preceding the year in which termination of employment occurs, payable as soon as practicable following the termination of employment and the expiration of the revocation period in the Employee Release.

         B. Excise Tax Provision. In the event that any payment, entitlement or benefit made or provided to or for the benefit of the Employee in connection with this Agreement, pursuant to any applicable plan, policy, program or arrangement, or other agreement with the Company or any affiliate or in connection with the Employee's employment with the Company or any affiliate or the termination thereof (a "Payment") is determined to be subject to any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor to such section) or under any similar Federal or state law (an "Excise Tax"), the Company shall pay to the Employee, prior to the time any Excise Tax is due in respect to such Payment (through withholding or otherwise), an additional amount (the "Gross-Up Payment") which, after the imposition of all income, employment, excise and other taxes thereon, is equal to the sum of (i) the Excise Tax on such Payments plus (ii) any penalty and interest assessments associated with such excise Tax. The amount and timing of any payment shall promptly be determined by an independent accounting firm selected by the Parties and paid for by the Company. Any Gross-Up Payment shall be paid by the Company to the Employee within five (5) calendar days of the receipt of the accounting form's determination.

         C. Definition of Change in Control. For purposes of Section 3 hereof and this Section 6, the term "Change in Control" shall mean:

                  (i) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of fifty percent (50%) or more of the Voting Stock of the Company, or Novartis Pharma AG disposes of its entire interest in the Company's Voting Stock (except in connection with an initial public offering of the Voting Stock);

                  (ii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

                  (iii) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, at least fifty percent (50%) of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

                  (iv) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

         For purposes of this definition of "Change in Control" the "Company" shall include any entity that succeeds to all or substantially all of the business of the Company and "Voting Stock" shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

7.       RESTRICTIVE COVENANTS

         A. Inventions. The Employee agrees to sign and honor an "Inventions Agreement" in the form attached hereto as Exhibit A.

         B. Nonsolicitation of Employees. During the Restricted Period (as defined in Section 7.D below), the Employee shall not, without the express prior written approval of the Company, (i) directly or indirectly, knowingly solicit any employee of the Company or any of its affiliates (or any employee who was employed by the Company or any of its affiliates at any time within six (6) months prior to the date the Employee seeks to solicit such person ("Former Employee")) to leave the employ of the Company or its affiliates, as the case may be.

         C. Nonsolicitation of Customers. During the Restricted Period, the Employee agrees that, other than in the ordinary course of business, he shall not, without the express prior written approval of the Company, knowingly solicit, recruit or encourage any customer of the Company or any of its affiliates who was a customer at, or was a customer within the six (6)-month period preceding, the date of the Employee's termination of employment to reduce or cease its business with the Company or any such affiliate.

         D. Noncompetition. In consideration of the consummation of the transactions contemplated by the Purchase Agreement and in consideration of the continued employment of the Employee by the Company under the terms of this Agreement, the Employee shall not, during the Restricted Period, without the express written approval of the Company, other than in the ordinary course of performing his duties hereunder, engage in a "Competitive Business," directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, in any geographic location in which the Company or any of its Affiliates is engaged in business. Anything to the contrary notwithstanding, it shall not be a violation of this Section 7.D for the Employee to (i) own or acquire up to two percent (2%) of the outstanding equity securities (measured by value) of any entity, (ii) serve as a member of the board of directors or as a member of an advisory committee of any entity on which Employee was serving prior to the date of termination of his employment or of any entity which is not engaged in a Competitive Business or (iii) provide services to a subsidiary, division or affiliate of a Competitive Business if such subsidiary, division or affiliate is not itself engaged in a Competitive Business and the Employee does not provide services to, or have any responsibilities regarding, the Competitive Business.

         For purposes of this Agreement, the term "Competitive Business" shall mean a commercial, for profit entity that discovers, develops and commercializes therapeutics for the treatment of human viral diseases in the same geographic area that the therapeutics for the treatment of human viral diseases are discovered, developed, marketed and commercialized by the Company or any of its subsidiaries or affiliates. For purposes hereof, the "Restricted Period" shall be the Employment Period and a period of two (2) years following the termination of the Employment Period for any reason.

         E. Enforcement. The Employee acknowledges that if he breaches any provision of this Section 7, the Company will suffer irreparable injury. It is therefore agreed that the Company shall have the right, if permitted by a court of the applicable jurisdiction, to enjoin any such breach, without posting any bond. The Employee hereby waives the adequacy of a remedy at law as a defense to such relief. The existence of this right to injunctive, or other equitable relief, shall not limit any other rights or remedies which the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. The Employee acknowledges and agrees that the provisions of this Section 7 are reasonable and necessary for the successful operation of the Company and was required by the Company as condition of the Purchase Agreement. In the event a court of competent jurisdiction determines that the Employee has breached the Employee's obligations in any material respect under this Section 7 (other than through the issuance of an injunction determined on the merits), the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same, shall be entitled to cease all payments due to the Employee under this Agreement as of the date of such determination.

8.       WAIVER

                  All payments and benefits provided by Section 5.A hereof are conditioned upon the Employee executing and honoring a release of claims in favor of the Company following the Employee's termination of employment in a form attached hereto as Exhibit B (the "Employee Release").

9.       DISPUTE RESOLUTION

                  Except as otherwise provided in Section 7.E hereof, any controversy, dispute or claim arising out of or relating to this Agreement shall be resolved by final and binding arbitration, to be held in Boston, Massachusetts, in accordance with the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association and this Section 9. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Neither Party shall be liable for punitive or exemplary damages.

10.      WITHHOLDING OF TAXES

                  All payments required to be made by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts relating to income tax, employment tax and such other taxes and withholdings as the Company may reasonably determine it should withhold pursuant to any applicable U.S. Federal, state or local law or regulation.

11.      NOTICE

                  All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, sent by express, registered or certified mail, postage prepaid, or sent by facsimile transmission, addressed to the Employee at the Employee's personal residence as reflected in the Company's records, and to the Company at 125 CambridgePark Drive, Cambridge, Massachusetts 02140. Either party may, by written notice to the other in accordance herewith, change the address to which notices to such party are to be delivered or mailed.

12.      GOVERNING LAW

                  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the choice of law principles thereof.

13.      WAIVER OF BREACH

                  Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Employee or of the Company. Any waiver to be effective must be in writing and signed by the Party against whom it is being enforced (either the Employee or an authorized officer of the Company, as the case may be) and must specifically refer to the provision of this Agreement which is being waived.

14.      NON-ASSIGNMENT; SUCCESSORS

                  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Employee) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of the Employee under this Agreement may be assigned or transferred by the Employee other than his accrued rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in this Section 14 or in an applicable plan, program, grant or agreement of the Company or any affiliate. In the event of the Employee's death or a judicial determination of his incompetence, references in this Agreement to the Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

15.      SEVERABILITY

                  If any provision of this Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth in this Agreement, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or any portion thereof).

16.      ENTIRE AGREEMENT

                  This Agreement and the Inventions Agreement constitute the entire agreement by the Company and the Employee with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, whether written or oral, including, without limitation, the employment agreement between the Employee and the Company, dated November 1, 2000 and all amendments thereto (including the amendment dated November 20, 2002 providing for the payment of a $400,000 bonus to the Employee). Any award agreement relating to an Equity Award to the extent inconsistent with any provision of this Agreement, shall be treated as amended in a manner consistent with the terms of this Agreement. This Agreement may be amended or modified only by a written instrument (specifically referencing the provision of this Agreement being so amended) executed by the Employee and an authorized officer of the Company.

17.      COUNTERPARTS

                  This Agreement may be executed in two or more counterparts.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above and this Agreement shall be effective and binding on the Parties from such date.

                                  IDENIX PHARMACEUTICALS, INC.

                                         /s/ Andrea Corcoran
                                  ------------------------------------
                                  By:  Andrea Corcoran
                                  Its: Sr. VP. Legal

                                  EMPLOYEE

                                       /s/ Jean-Pierre Sommadossi
                                  -----------------------------------
                                  Name:  Jean-Pierre Sommadossi
                                  Title: Chairman and Chief Executive
                                  Officer